Exhibit 99.1

MicroVision Announces Third Quarter Results and Lays out Growth Strategy for 2017

Company signs development contracts for LiDAR 3D Sensing and Augmented Reality and outlines its plan to sell new scanning engines, contributing to revenue in 2017

REDMOND, Wash.--(BUSINESS WIRE)--November 2, 2016--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its results for the third quarter of 2016 and its plans to introduce three new scanning engine products starting in 2017.

The company’s revenue of $11.9 million for the nine months ended September 30, 2016 was a 61 percent increase over the same period last year. MicroVision expects to reach the upper half of its guidance for the full year 2016 with revenue estimated between $14.5 million and $15 million.

In the third quarter the company made significant progress in its efforts to advance its technology for light detection and ranging (LiDAR) 3D sensing and augmented reality (AR) applications with the signing of development agreements with two world leading technology companies. The combined value of the contracts is nearly $1 million and both are expected to be completed in 2017. Each engagement will deliver proof of concept demonstrators, one for LiDAR 3D sensing for advanced driver assistance systems (ADAS) and autonomous vehicles and the other for an AR display.

Growth Strategy

MicroVision plans to begin selling laser beam scanning (LBS) engines in 2017 for market opportunities not addressed by current solutions. The company expects sales of its new LBS engines to add significant revenue which would be in addition to component sales and royalties from existing customers. These new MicroVision offerings are targeted to a wide variety of OEM and ODM customers for multiple applications, and they consist of:

  A small form factor, high definition display engine for applications where form factor and flexibility of product design are required;
  An interactive touch engine that integrates display and 3D sensing to allow the user to interact with projected images;
  A mid-range LiDAR engine for autonomous industrial products and robotics.

MicroVision sees multiple benefits from introducing these new LBS engines. First, the company can address demand for emerging applications. Second, it would reduce barriers to entry for those OEMs who want to make products with MicroVision’s technology for these applications without the long lead times and investments related to making their own engines. Third, these multiple engines can be built from the single technology platform of common MEMS and ASICS MicroVision is already producing. Fourth, it is a complementary offering to display engines offered by the company’s licensees, and MicroVision plans to continue supporting its existing customers and vertically integrated OEMs and ODMs who prefer to license the company’s technology and build engines with MicroVision components.

Based on early indications of interest from various potential customers, MicroVision anticipates that demand for these engines could result in revenue ranging from $30 million to $60 million over the 12 to 18 months following availability of the first production units. MicroVision expects significant revenue growth in 2017, and the revenue from these new products is expected to be weighted to the second half of 2017. MicroVision plans the following launch schedule for its engines:

  Small form factor display engine: samples in December 2016 and production units in early Q2 2017;
  Interactive touch engine: samples in Q2 2017 and production units in Q3 2017;
  LiDAR 3D sensing engine: samples in second half 2017 and production units in first half 2018.

Q3 2016 Financial Results

The following financial results are for the three and nine months ended September 30, 2016, compared to the same periods of 2015:

  Revenue was $4.0 million for the third quarter of 2016, compared to $2.4 million for the third quarter a year ago. Revenue for the first nine months of 2016 was $11.9 million, compared to $7.3 million for the same period in 2015.
  Operating loss for the third quarter of 2016 was $4.1 million, compared to $3.5 million for the third quarter a year ago. Operating loss was $11.1 million for the first nine months of 2016, compared to $10.3 million for the first nine months of 2015.
  Net loss for the third quarter of 2016 was $4.1 million, or $0.08 per share, compared to $3.5 million, or $0.07 per share, for the same quarter a year ago. Net loss was $11.1 million, or $0.22 per share, for the first nine months of 2016, compared to $10.2 million, or $0.22 per share, for the first nine months of 2015.
  For the third quarter of 2016, cash used in operations was $3.8 million, compared to $3.6 million for the same period in 2015. For the nine months ended September 30, 2016, cash used in operations was $10.9 million, compared to cash used in operations of $2.2 million for the same period in 2015. The 2015 cash use reflects an $8 million upfront licensing fee received in March 2015.

As of September 30, 2016, backlog was $2.3 million. The company expects to fulfill approximately $1.4 million of this backlog in the fourth quarter of 2016 and the remainder in 2017. Cash and cash equivalents at September 30, 2016 were $5.8 million. Although, as indicated by the backlog, the company does not currently have commitments that would generate additional product revenue in the first quarter of 2017, MicroVision has ongoing discussions with multiple parties aimed at building its pipeline for licensing, component sales, engine sales and contract revenue.

Conference Call

The company will host a conference call today to discuss its third quarter 2016 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or +1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 43679114. A live webcast of the call can be accessed from the company’s web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 4367 9114#. The phone-in replay will be available through November 9, 2016.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this advanced display and sensing solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to business development agreements, timing of product launches, future product specifications, customer demand, product development and results of operations are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP® scanning technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets or products, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	September 30,	December 31,
	2016	2015

Assets
Current Assets
Cash and cash equivalents	$5,803	$7,888
Accounts receivable, net	1,821	1,687
Inventory	1,252	862
Other current assets	461	638
Total current assets	9,337	11,075

Property and equipment, net	1,367	1,669
Restricted cash	435	435
Intangible assets, net	750	845
Other assets	18	18
Total assets	$11,907	$14,042

Liabilities and Shareholders’ Deficit
Current Liabilities
Accounts payable	$2,149	$2,183
Accrued liabilities	3,242	3,399
Deferred revenue	2,184	2,122
Total current liabilities	7,575	7,704

Deferred revenue, net of current portion	5,402	6,149
Deferred rent, net of current portion	226	342
Total liabilities	13,203	14,195

Commitments and contingencies

Shareholders’ Deficit
Common stock at par value	54	47
Additional paid-in capital	493,123	483,171
Accumulated deficit	(494,473)	(483,371)
Total shareholders’ deficit	(1,296)	(153)
Total liabilities and shareholders’ deficit	$11,907	$14,042

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Product revenue	$3,617	$2,078	$10,302	$5,001
Royalty revenue	331	309	1,482	777
Contract revenue	52	11	72	1,564
Total revenue	4,000	2,398	11,856	7,342

Cost of product revenue	2,767	1,810	7,942	4,921
Cost of contract revenue	26	3	32	792
Total cost of revenue	2,793	1,813	7,974	5,713

Gross margin	1,207	585	3,882	1,629

Research and development expense	3,053	2,231	8,529	6,140
Sales, marketing, general and administrative expense	2,231	1,873	6,470	5,740
Total operating expenses	5,284	4,104	14,999	11,880

Loss from operations	(4,077)	(3,519)	(11,117)	(10,251)

Other income, net	7	6	15	7

Net loss	$(4,070)	$(3,513)	$(11,102)	$(10,244)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.22)	$(0.22)

Weighted-average shares outstanding - basic and diluted	52,111	47,216	50,421	46,292

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com